Exhibit 10.5

Prepared 09-21-05

MVB BANK, INC

Supplemental Life Insurance Agreement

© 2005 Clark Consulting, Inc.

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

MVB BANK, INC

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

EFFECTIVE OCTOBER 3, 2005

IMPORTANT NOTICE ON SEC DISCLOSURES

On August 23, 2004, the Securities and Exchange Commission (SEC) adopted new Form 8-K disclosure rules (see SEC Release Nos. 33-8400; 34-49424). In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger the new rules, requiring certain disclosures within FOUR DAYS of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the new disclosure rules.

MVB BANK, INC

Supplemental Life Insurance Agreement

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (the “Agreement”) is adopted this 3rd day of October, 2005, by and between MVB BANK, INC, a state-chartered commercial bank located in Fairmont, West Virginia (the “Corporation”), and JAMES R. MARTIN (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Corporation on the life of the Executive with the designated beneficiary of the Executive. The Corporation will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Corporation’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Corporation as from time to time constituted.

1.5	“Change in Control” means:

1.	The acquisition by any “Person” of beneficial ownership of twenty percent (20%) or more of the then outstanding shares of common stock of the Corporation;

2.	Individuals who constitute the Corporation’s Board of Directors on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

3.	Approval by the shareholders of the Corporation of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

a.	more than 60% of the then outstanding shares of common stock of the

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Supplemental Life Insurance Agreement

corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Corporation in substantially the same proportions as their ownership existed in the Corporation immediately prior to the Reorganization;

b.	no Person beneficially owns 20% or more of either (a) the then outstanding shares of common stock of the corporation resulting from the transaction or (b) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

c.	at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

4.	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, or of the sale or other disposition of all or substantially all of the assets of the Corporation.

5.	For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliated company, and “beneficial ownership” has meaning given the term in Rule 13d-3 under the Exchange Act.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Disability” means the Executive’s ability to receive disability benefits under the Corporation’s short and long-term disability programs. Should such disability programs be discontinued by the Corporation prior to the Executive’s Normal Retirement Age then, for purposes of this Agreement “Disability” means the Executive’s inability to perform his or her duties with the Corporation on a full time basis for one hundred eighty (180) consecutive days or a total of at least two hundred forty (240) days in any twelve month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Corporation’s Board of Directors.)

1.8	“Executive’s Interest” means the benefit set forth in Section 2.2.

1.9	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Corporation.

1.11	“Normal Retirement Age” means the Executive attaining age 62.

1.12	“Plan Administrator” means the plan administrator described in Article 12.

1.13	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Corporation for purposes of insuring the Executive’s life under this Agreement.

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Supplemental Life Insurance Agreement

1.14	“Separation from Service” means that the Executive’s service, as an employee and independent contractor, to the Corporation and any member of a controlled group as defined in Section 414 of the Code to which the Corporation belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Corporation or the death of the Executive.

Article 2

Policy Ownership/Interests

2.1	Corporation’s Interest. The Corporation shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 4, the Corporation may terminate a Policy without the consent of the Executive. The Corporation shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below.

2.2	Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1 or 2.2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Corporation and the Insurer.

2.2.1	Death Prior to Separation from Service. If the Executive dies while employed by the Corporation, the Executive’s Beneficiary shall be entitled to a benefit equal to One Hundred Fifty Thousand Dollars ($150,000), provided that such benefit shall not exceed the Net Death Proceeds.

2.2.2	Death After Separation from Service. If, pursuant to Article 3, the Executive has a Vested Insurance Benefit at the date of death, the Executive’s Beneficiary shall be entitled to a benefit equal to One Hundred Fifty Thousand Dollars ($150,000), provided that such amount shall not exceed the Net Death Proceeds. If the Executive has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Agreement.

Article 3

Vesting

3.1	Vested Insurance Benefit. The Executive shall have a Vested Insurance Benefit equal to the amount specified in Section 2.2 as of the date the Policies are issued at the earliest of the following events:

3.1.1	Attainment of age sixty-two (62) while in the employ of the Corporation

3.1.2	Separation from Service due to Disability;

3.1.3	A Change of Control while employed by the Corporation; or

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Supplemental Life Insurance Agreement

3.1.4	Adoption, by the Board at its discretion, of a resolution entitling the Executive to the Vested Insurance Benefit in Section 2.2 under circumstances not otherwise addressed in this Section 3.1.

3.2	Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Executive will forfeit his or her Vested Insurance Benefit if: (i) the Executive violates any of the provisions detailed in Article 6; (ii) the Executive vested pursuant to Section 3.1.2 and becomes gainfully employed by an entity other than the Corporation; or (iii) the Executive provides written notice to the Corporation declining further participation in the Agreement.

Article 4

Comparable Coverage

4.1	Insurance Policies. If the Executive has a Vested Insurance Benefit, the Corporation may provide such benefit through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Executive through whatever means the Corporation deems appropriate. If the Executive waives or forfeits his or her right to the Vested Insurance Benefit, the Corporation shall choose to cancel the Policy or Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

4.2	Offer to Purchase. If the Corporation discontinues a Policy while the Executive is employed by the Corporation at the date of discontinuance or while the Executive has a Vested Insurance Benefit that has not been forfeited, the Corporation shall give the Executive at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

Article 5

Premiums and Imputed Income

5.1	Premium Payment. The Corporation shall pay all premiums due on all Policies.

5.2	Economic Benefit. The Corporation shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

5.3	Imputed Income. The Corporation shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

MVB BANK, INC

Supplemental Life Insurance Agreement

Article 6

General Limitations

6.1	Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation, would constitute an “excess parachute payment” under Section 280G of the Code, or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive in the case of the application of Section 280G of the Code, by the amount, if any, which is the minimum necessary to result in (i) no portion of the payments and benefits under this Agreement being non-deductible to the Corporation pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (ii) no adverse consequence to the Corporation under or pursuant to such banking regulations. All benefits payable under this Agreement shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Agreement are grandfathered or otherwise exempt or excluded from the change or amendment.

6.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Corporation terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation.

6.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.4	Non-compete Provision. The Executive shall forfeit any rights and benefits under this Agreement if following Normal Retirement Age, secures employment from a competitor of the Corporation. For purposes of this Agreement, “Employment” means performing services for a competitor for any form of compensation. The definition of “Competitor” shall be defined by the Board of Directors of the Corporation from time-to-time as necessary.

6.4.1	Change in Control. The non-compete provision detailed in Section 6.4 hereof shall not be enforceable following a Change in Control.

6.5	Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies

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Supplemental Life Insurance Agreement

coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Corporation, or (ii) for any other reason; provided, however that the Corporation shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7

Beneficiaries

7.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Corporation in which the Executive participates.

7.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Corporation or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Corporation’s rules and procedures, as in effect from time to time. Upon the acceptance by the Corporation of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Corporation shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Corporation prior to the Executive’s death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Corporation or its designated agent.

7.4	No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5	Facility of Payment. If the Corporation determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Corporation may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Corporation may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

MVB BANK, INC

Supplemental Life Insurance Agreement

Article 8

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Corporation’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 10

Claims And Review Procedure

10.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Corporation a written claim for the benefits.

10.1.2	Timing of Corporation Response. The Corporation shall respond to such claimant within 90 days after receiving the claim. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

10.1.3	Notice of Decision. If the Corporation denies part or all of the claim, the Corporation shall notify the claimant in writing of such denial. The Corporation shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

MVB BANK, INC

Supplemental Life Insurance Agreement

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2	Review Procedure. If the Corporation denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Corporation of the denial, as follows:

10.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Corporation’s notice of denial, must file with the Corporation a written request for review.

10.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Corporation shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3	Considerations on Review. In considering the review, the Corporation shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4	Timing of Corporation’s Response. The Corporation shall respond in writing to such claimant within 60 days after receiving the request for review. If the Corporation determines that special circumstances require additional time for processing the claim, the Corporation can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Corporation expects to render its decision.

10.2.5	Notice of Decision. The Corporation shall notify the claimant in writing of its decision on review. The Corporation shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

MVB BANK, INC

Supplemental Life Insurance Agreement

Article 11

Amendments And Termination

11.1	Non-Vested Insurance Benefit. Unless the Executive has a Vested Insurance Benefit pursuant to Section 3.1, the Corporation may amend or terminate the Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive. In the event that the Corporation decides to maintain the Policy after termination of the Agreement, the Corporation shall be the direct beneficiary of the entire death proceeds of the Policy.

11.2	Vested Insurance Benefit. If the Executive has a Vested Insurance Benefit, the Corporation may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Corporation, (ii) the Executive agrees to such action, or (iii) the Corporation’s banking regulator(s) issues a written directive to amend or terminate the Agreement.

Article 12

Administration

12.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Corporation.

12.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4	Indemnity of Plan Administrator. The Corporation shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

12.5	Information. To enable the Plan Administrator to perform its functions, the Corporation shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

MVB BANK, INC

Supplemental Life Insurance Agreement

Article 13

Miscellaneous

13.1	Binding Effect. This Agreement shall bind the Executive and the Corporation, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Corporation, nor does it interfere with the Corporation’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.

13.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

13.4	Reorganization. The Corporation shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5	Notice. Any notice or filing required or permitted to be given to the Corporation under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

MVB Bank, Inc.
301 Virginia Avenue
Fairmont, WV 26554-2777

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Corporation and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

MVB BANK, INC

Supplemental Life Insurance Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	CORPORATION MVB BANK, INC

/s/ James R. Martin	By	/s/ Eric Tichenor
James R. Martin	Title	Vice President and Cashier